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                                                                    Exhibit 8.1


                       [LETTERHEAD OF GIANCARLO & GNAZZO]




                                 August 6, 1996



Redwood Trust, Inc.
591 Redwood Highway
Suite 3100
Mill Valley, CA 94941


                  Re: Redwood Trust, Inc. Public Offering of Class B Preferred Stock


Dear Ladies and Gentlemen:

         You have requested our opinion in connection with the offering and sale (the "Offering") by Redwood Trust, Inc. (the "Company") of shares of the Company's Class B ___% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock").

         In connection with the Offering, we have acted as your special tax counsel and have assisted in the preparation of the tax disclosure for the Company's Registration Statement on Form S-11 relating to the Preferred Stock, Registration No. 333-08363, filed with the Securities and Exchange Commission under the Securities Act on July 18, 1996 (as thereafter amended to the date hereof and together with all exhibits thereto, the "Registration Statement"), and certain other documents. In formulating our opinions, we have reviewed (i) the Registration Statement, (ii) the Charter of the Company, as amended to date,
(iii) Articles Supplementary to the Charter that establish the terms of the Preferred Stock, and (iv) such resolutions, certificates, records, and other documents provided by the Company as we have deemed necessary or appropriate as a basis for the opinions set forth below. In addition, the Company has provided us with a certificate (the "Officer's Certificate"), executed by a duly appointed and knowledgeable officer of the Company, and upon which we have relied, setting forth certain representations relating to various factual and other matters including the prior, current and future methods of operation of the Company. We have also relied upon the opinion of Piper & Marbury, L.L.P., dated on or about August 6, 1996, with respect to certain matters of Maryland law.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.
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Redwood Trust, Inc.
August 6, 1996
Page 2


         In rendering our opinions, we have assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, our opinions are based on the correctness of the following specific assumptions: (i) the Company has been and will continue to be organized and operated in the manner described in the Officer's Certificate, the Registration Statement, and the other relevant documents referred to above; and (ii) there have been no changes in the applicable laws of the State of Maryland, the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the Treasury Department (the "Treasury Regulations"), and the interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service, all as they exist on the date of this letter. With respect to these assumptions, it should be noted that (x) in the case of the former assumption, the representations set forth in the Officer's Certificate are highly factual in nature and reflect an intention with respect to the future conduct of the business of the Company which may not be achievable if there are future changes in the circumstances of the Company and (y) in the case of the latter assumption, statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

         Based on the foregoing, we are of the opinion that:

         1. The Company has been organized and operated in conformity with the requirements for qualification as a "real estate investment trust" under the Code since the commencement of its operations on August 19, 1994 and the Company's current and contemplated methods of operation, as described in the Prospectus included in the Registration Statement and as represented by the Company, will enable it to continue to so qualify.

         2. Although the discussion set forth under the caption "Certain Federal Income Tax Considerations" in the Prospectus included in the Registration Statement does not purport to discuss all possible Federal income tax consequences of the purchase, ownership, conversion, redemption or disposition of the Preferred Stock, such discussion constitutes, in all material respects, an accurate summary of the Federal income tax considerations that are likely to be material to a purchaser of the Preferred Stock.